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VICTOR TECHNOLOGIES GROUP, INC. ANNOUNCES
2012 FOURTH QUARTER AND FULL YEAR RESULTS

ST. LOUIS, MO - March 26, 2013 - Victor Technologies Group, Inc. (the "Company") today reported results for the three and twelve months ended December 31, 2012 as follows:

($'s in thousands)
	Three Months Ended
	December 31, 2012	December 31, 2011	% Change
Net Sales	$115,891	$116,808	(0.8)%
Net Income (Loss)	5,054	(4,985)	201.4%
Adjusted EBITDA	20,428	13,462	51.7%

	Twelve Months Ended
	December 31, 2012	December 31, 2011	% Change
Net Sales	$496,130	$487,428	1.8%
Net Income	21,625	6,741	220.8%
Adjusted EBITDA	89,500	79,443	12.7%

Financial Review for the Three Months Ended December 31, 2012
Net sales in the fourth quarter of 2012 were $115.9 million, a decrease of 0.8% as compared to the fourth quarter of 2011, primarily due to a 2.1% decrease in sales volumes. This decrease was partially offset by a 0.9% increase in net sales associated with price increases and an additional 0.4% increase attributable to foreign currency translation. Stated in local currencies, net sales decreased 1.2%, with U.S. sales decreasing 2.8% and international sales increasing 0.9%.

Gross margin as a percentage of net sales increased from 29.6% in the fourth quarter of 2011 to 39.3% in the final quarter of 2012. In the fourth quarter of 2012, the Company recorded a $3.4 million credit to cost of sales related to the last-in, first-out (“LIFO”) inventory method as compared to a $0.7 million charge to costs of sales in the comparable quarter of 2011. Also in the fourth quarter of 2012, the Company recorded $0.8 million in severance expense primarily related to one-time cost reduction efforts. In the fourth quarter of 2011, the Company recorded $0.7 million of restructuring-related idle facilities costs and a $0.5 million charge relating to the settlement of pending welding fumes claims.  Excluding these items, Adjusted Gross Margin as a percentage of net sales was 37.0% in the fourth quarter of 2012 as compared to 31.2% in the comparable period of 2011. This remaining increase in Adjusted Gross Margin is primarily due to manufacturing efficiencies arising from our total cost productivity program to lower costs and improve efficiency, which is now the Victor Continuous Improvement ("VCI") program.

Selling, general, and administrative (“SG&A”) costs decreased approximately $0.2 million over the comparable period of 2011. This decrease is primarily the result of decreased incentive compensation and lower foreign currency transaction losses in the fourth quarter of 2012 as compared to the comparable period of 2011. These decreases were partially offset by planned headcount additions and related expenses, primarily in the sales and marketing areas, one-time costs associated with the Company's name change and costs associated with the acquisition of Robotronic Oy.

Restructuring charges in the fourth quarter of 2012 totaled $0.3 million, consisting of employee termination benefits and employee and equipment relocation expenses, bringing the cumulative restructuring charges recorded by the Company in connection with exit activities at manufacturing sites in West Lebanon, New Hampshire and Pulau Indah, Selangor, Malaysia to $7.9 million. The Company does not expect to record any material additional charges as a result of these restructuring activities. Substantially all of the remaining $0.8 million of payments for these exit activities are expected to be made during first half of 2013.

Interest expense, net, was $8.5 million in the fourth quarter of 2012, compared to $6.1 million in the fourth quarter of 2011. This increase is primarily the result of the issuance of $100 million of Senior Secured Notes due 2017 (the "Additional Notes") in the first quarter of 2012.

The effective tax rate for the fourth quarter of 2012 was 26.8%, which was lower than the federal statutory rate as U.S. operating income was offset with the release of valuation allowances related to our deferred tax assets. In the fourth quarter of 2011, the Company had a $1.3 million income tax provision despite a pre-tax loss of $3.6 million, which resulted from taxes related to the earnings in foreign jurisdictions that could not be offset by losses from the U.S.-based operations.

For the fourth quarter of 2012, net income was $5.1 million, compared to a net loss of $5.0 million in the fourth quarter of 2011.  The higher net income amount in the fourth quarter of 2012 reflects decreased manufacturing costs and restructuring charges as compared to the comparable period of 2011. The effect of these items on net income was partially offset by a lower net sales base and increased interest expense as compared to the fourth quarter of 2011.

Financial Review for the Year Ended December 31, 2012
Net sales in 2012 were $496.1 million, an increase of 1.8% as compared to 2011, which reflects a 2.0% increase in net sales due to price increases and a 0.2% decrease in net sales attributable to lower sales volumes. The impact on net sales due to foreign currency translation was insignificant. Stated in local currencies, net sales increased 1.8%, with U.S. sales increasing 1.6% and international sales increasing 2.0%.

Gross margin as a percent of net sales increased from 32.4% in 2011 to 36.3% in 2012. In 2012, the Company recorded a $3.3 million credit to cost of sales related to the LIFO inventory method as compared to a $2.8 million charge to costs of sales in 2011. Also in 2012, the Company recorded $1.7 million in severance expense primarily related to one-time cost reduction efforts. In 2011, the Company expensed $3.3 million related to the roll-out of a portion of the fair value adjustments of inventories recorded under the first-in, first-out inventory method. Additional items that impacted 2011 activity included $1.9 million of restructuring-related inventory write-offs and idle facilities costs and a $0.5 million charge relating to the settlement of pending welding fumes claims.  Excluding these items, Adjusted Gross Margin as a percent of net sales was 35.9% in 2012 as compared to 34.1% in 2011. This remaining increase in adjusted gross margin is primarily due to lower depreciation expense in 2012 as certain fixed assets became fully depreciated and the beneficial impact of manufacturing efficiencies arising from our VCI program to lower costs and improve efficiency.

SG&A costs in 2012 increased $1.5 million over the comparable year of 2011. This increase is primarily a result of planned headcount additions and related expenses, mostly in the sales and marketing areas, and one-

time costs associated with the Company's name change. These increases were partially offset by a reduction in incentive compensation.

Restructuring charges in 2012 totaled $2.5 million, consisting of employee termination benefits and employee and equipment relocation expenses in connection with exit activities at manufacturing sites in West Lebanon, New Hampshire and Pulau Indah, Selangor, Malaysia.

Interest expense, net, was $32.1 million in 2012 and $24.5 million in 2011. This expense increase reflects the effect of $69 million of incremental average debt in 2012 as compared to 2011 and a higher effective interest rate of 9.0% in 2012 as compared to 8.6% in 2011. The increase in the average debt resulted from the issuance of $100 million in Senior Secured Notes in March 2012.

The effective tax rate for 2012 was 27.2%, which was lower than the federal statutory rate as U.S. operating income was offset with the release of valuation allowances related to our deferred tax assets. The effective tax rate in 2011 was 53.7%, which included a higher portion of foreign earnings, as compared to 2012 earnings, which are currently taxable as “deemed dividends” in the U.S.  These deemed dividends were not offset by foreign tax credits due to uncertainty of their utilization.

For 2012, net income was $21.6 million, compared to $6.7 million in 2011.  The higher net income amount in 2012 reflects a higher net sales base combined with lower manufacturing and restructuring costs as compared to 2011. The effect of these items on net income is partially offset by higher interest expense and higher SG&A spending in 2012 as compared to 2011.

Cash Flows and Liquidity
Cash flows from operating activities provided $33.1 million of cash in 2012 as compared to $7.1 million of cash provided in the 2011. This increase in cash provided during 2012 reflects increased net income, lower uses of cash for working capital needs and an $8.7 million interest payment in February 2011 in conjunction with the defeasance on the Senior Subordinated Notes.

The acquisition of Robotronic Oy on July 13, 2012 used cash of $3.5 million.

On March 6, 2012, the Company issued $100 million in Additional Notes at par plus accrued but unpaid interest since December 15, 2011. The Additional Notes mature on December 15, 2017.

The Company used the proceeds of the Additional Notes to pay a cash dividend of $93.5 million to the Company's parent company, which allowed it to redeem a portion of its outstanding Series A preferred stock, and to pay fees and expenses related to the offering, as well as a 2% consent payment to each bondholder of the original $260 million Senior Secured Notes due 2017, totaling $5.2 million, in connection with the solicitation of consents to amend the related indenture.

As of December 31, 2012, combined cash and availability under the Company's Working Capital Facility was $81.5 million.

Adjusted EBITDA
In the fourth quarter of 2012, Adjusted EBITDA was $20.4 million, or 17.6% of net sales, compared to $13.5 million, or 11.5% of net sales, in the fourth quarter of 2011.

For the full year of 2012, Adjusted EBITDA was $89.5 million, or 18.0% of net sales, compared to $79.4 million, or 16.3% of net sales, for the full year of 2011.

Outlook for 2013
Martin Quinn, Victor Technologies' Chief Executive Officer, commented, “We were pleased to deliver strong financial results in the fourth quarter of 2012. While sales fell slightly due to softer market demand, margins improved considerably as a result of our restructuring activities and productivity programs. The market response to our name change and branding strategy, announced earlier in the year, has been very favorable."

“As we look to 2013, the global economic environment remains uncertain and we expect softness in the first half and market demand improving later in the year. We will continue our strategy to drive for market share gains and EBITDA margin improvement through the introduction of new products and the continued execution of our Victor Continuous Improvement program to lower costs and improve manufacturing efficiency throughout our operations. As part of this program, we announced in January that we will be ceasing manufacturing operations at our Melbourne, Australia facility, which we expect will further lower our fixed cost base and improve our gross margin,” Mr. Quinn added.

Use of Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA, and Adjusted Gross Margin, (our “Non-GAAP Measures”), as presented below, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.

We define EBITDA as net income (loss) plus interest, net, income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to eliminate the expense of certain other noteworthy events that we do not consider to relate to the operating performance of the period presented. These adjustments include other charges, including, but not limited to, LIFO adjustments, fair value purchase accounting adjustments to inventory, restructuring and other severance expenses, management fees paid to our sponsor, non-cash stock compensation expense, one-time expenses associated with the Company's name change, due diligence costs related to acquisitions, idle facilities costs in conjunction with restructuring activities, and a reserve taken in connection with non-recurring litigation matters. We define Adjusted Gross Margin as gross margin adjusted to eliminate the effect of certain non-cash items and the effects of certain other noteworthy items that we do not consider to relate to the operating performance of the period presented. These adjustments include, but are not limited to, LIFO, severance expenses, fair value purchase accounting adjustments to inventory, idle facilities costs in conjunction with restructuring activities, and a reserve taken in connection with non-recurring litigation matters. Investors are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, investors should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation.

Our Non-GAAP Measures may not be comparable to similarly titled measures of other companies. However, we believe these measures are meaningful to our investors to enhance their understanding of our operating performance across reporting periods on a consistent basis, as well as our ability to comply with the financial covenants of our existing material debt agreements and service our indebtedness, after considering each of our identified adjustments during any given reporting period. Although EBITDA and Adjusted EBITDA are not necessarily measures of our ability to fund our cash needs, we understand that they are frequently used by securities analysts, investors and other interested parties as measures of financial performance and to compare our performance with the performance of other companies that report EBITDA and Adjusted

EBITDA. We believe Adjusted EBITDA also facilitates readers' ability to compare current period results to other periods by isolating the income or expense of certain noteworthy events that we do not consider to relate to the operating performance of the period presented. Adjusted EBITDA is reflective of management measurements, which focus on operating spending levels and efficiencies; and focus less on non-cash and certain periodic noteworthy items. For these reasons, Adjusted EBITDA is a significant component of our annual incentive compensation program.

Our Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our Non-GAAP Measures should not be considered as measures of discretionary cash available to use to invest in the growth of our business or as measures of cash that will be available to use to meet our obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using our Non-GAAP Measures for supplemental purposes only. We provide a presentation of net income as calculated under GAAP, which we believe is the most directly comparable GAAP measure, reconciled to our EBITDA and Adjusted EBITDA in the schedule below. We also provide reconciliations of gross margin as reported within the Condensed Consolidated Statements of Operations to Adjusted Gross Margin.

Conference Call
Victor Technologies will hold a teleconference on March 27, 2013 at 11:00 a.m. Eastern.

To participate via telephone, please dial:
U.S. and Canada: 1-800-988-9649
International: 1-210-234-0013
Conference ID: 8920916
Passcode: VICTOR

Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a transcript of the call will be posted to the Victor Technologies website at www.victortechnologies.com within 24 hours following the call.

About Victor Technologies
Headquartered in St. Louis, Missouri, Victor Technologies provides superior solutions for cutting, welding and gas control equipment under brand names that include Victor®, Victor® Thermal Dynamics®, Victor® Arcair®, Victor® Turbo Torch®, Tweco®, Thermal Arc®, Stoody®, Firepower® and Cigweld®. For more information about Victor Technologies, its products and services, visit the Company’s web site at www.victortechnologies.com.

Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company's operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and other reports it files from time to time.

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
($'s in thousands)

	Three Months Ended		Three Months Ended
	December 31, 2012	% of Sales	December 31, 2011	% of Sales

Net sales	$115,891	100.0%	$116,808	100.0%
Cost of goods sold	70,401	60.7%	82,287	70.4%
Gross margin	45,490	39.3%	34,521	29.6%
Selling, general and administrative expenses	27,504	23.7%	27,701	23.7%
Amortization of intangibles	1,681	1.5%	1,583	1.4%
Restructuring	300	0.3%	2,358	2.0%
Operating income	16,005	13.8%	2,879	2.5%
Other expense:
Interest, net	(8,463)	(7.3)%	(6,076)	(5.2)%
Amortization of deferred financing costs	(633)	(0.5)%	(450)	(0.4)%
Income (loss) before income tax provision	6,909	6.0%	(3,647)	(3.1)%
Income tax provision	1,855	1.6%	1,338	1.1%
Net income (loss)	$5,054	4.4%	$(4,985)	(4.3)%

	Twelve Months Ended		Twelve Months Ended
	December 31, 2012	% of Sales	December 31, 2011	% of Sales

Net sales	$496,130	100.0%	$487,428	100.0%
Cost of goods sold	316,234	63.7%	329,629	67.6%
Gross margin	179,896	36.3%	157,799	32.4%
Selling, general and administrative expenses	106,790	21.5%	105,286	21.6%
Amortization of intangibles	6,431	1.3%	6,296	1.3%
Restructuring	2,477	0.5%	5,404	1.1%
Operating income	64,198	12.9%	40,813	8.4%
Other expense:
Interest, net	(32,136)	(6.5)%	(24,535)	(5.0)%
Amortization of deferred financing costs	(2,351)	(0.5)%	(1,711)	(0.4)%
Income before income tax provision	29,711	6.0%	14,567	3.0%
Income tax provision	8,086	1.6%	7,826	1.6%
Net income	$21,625	4.4%	$6,741	1.4%

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($'s in thousands)

	December 31, 2012	December 31, 2011
ASSETS

Cash and cash equivalents	$32,379	$20,856
Accounts receivable, net	64,986	68,570
Inventory	100,609	96,011
Prepaid expenses	12,492	11,972
Deferred tax assets	2,423	2,823
Total current assets	212,889	200,232
Property, plant and equipment, net	75,894	73,861
Goodwill	187,123	182,429
Intangibles, net	136,788	140,265
Deferred financing fees	15,486	13,416
Other assets	559	502
Total assets	$628,739	$610,705

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of other long-term obligations	$1,563	$1,715
Accounts payable	29,709	29,705
Accrued and other liabilities	36,717	43,560
Accrued interest	1,479	1,081
Income taxes payable	312	2,875
Deferred tax liabilities	4,436	3,584
Total current liabilities	74,216	82,520
Long-term obligations, less current maturities	357,520	263,607
Deferred tax liabilities	80,767	78,927
Other long-term liabilities	18,801	18,081
Total stockholders' equity	97,435	167,570
Total liabilities and stockholders' equity	$628,739	$610,705

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Statement of Cash Flows
(Unaudited)
($'s in thousands)

	Twelve Months Ended
	December 31, 2012	December 31, 2011
Cash flows from operating activities:
Net income	$21,625	$6,741
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,640	22,519
Deferred income taxes	1,787	522
Stock compensation expense	963	570
Non-cash interest expense	563	—
Restructuring costs, net of payments	(1,014)	1,866
Changes in operating assets and liabilities:
Accounts receivable, net	4,463	(5,977)
Inventory	(3,633)	(10,942)
Prepaid expenses	(49)	(895)
Accounts payable	(404)	2,929
Accrued interest	293	(8,103)
Accrued taxes	(2,644)	(1,010)
Accrued and other	(9,445)	(1,129)
Net cash provided by operating activities	33,145	7,091

Cash flows from investing activities:
Capital expenditures	(12,551)	(14,824)
Acquisition of businesses, net of cash acquired	(3,498)	—
Other	(655)	(899)
Net cash used in investing activities	(16,704)	(15,723)

Cash flows from financing activities:
Issuance of Senior Secured Notes due 2017	100,000	—
Senior Secured Notes discount	(5,200)	—
Dividend payment to Parent	(93,507)	—
Use of Trusteed Assets for redemption of Senior Subordinated Notes	—	183,685
Repayment of Senior Subordinated Notes	—	(176,095)
Repayments of other long-term obligations	(2,347)	(1,443)
Deferred financing fees	(4,421)	—
Other, net	246	1,185
Net cash provided by (used in) financing activities	(5,229)	7,332

Effect of exchange rate changes on cash and cash equivalents	311	(243)

Total increase (decrease) in cash and cash equivalents	11,523	(1,543)
Total cash and cash equivalents beginning of period	20,856	22,399
Total cash and cash equivalents end of period	$32,379	$20,856

Income taxes paid	$8,975	$8,329
Interest paid, including $8,688 for defeased Sr Subordinated Notes in 2011	$31,230	$33,980

VICTOR TECHNOLOGIES GROUP, INC.
Reconciliations of Net Income to EBITDA (1) and Adjusted EBITDA (1) and Gross Margin to Adjusted Gross Margin (1)
(Unaudited)
($'s in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Net income	$5,054	$(4,985)	$21,625	$6,741
Plus:
Depreciation and amortization	5,297	5,254	20,640	22,519
Interest expense, net	8,463	6,076	32,136	24,535
Income tax provision	1,855	1,337	8,086	7,826
EBITDA (1)	$20,669	$7,682	$82,487	$61,621

LIFO method charge (credit) to cost of sales	(3,405)	662	(3,347)	2,762
Fair value purchase accounting adjustments to inventory	—	—	—	3,344
Restructuring and other severances	1,258	3,338	4,590	6,542
Irving Place Capital management fees and expenses	511	393	2,305	2,174
Stock compensation expense	310	157	963	570
Company name change expenses	673	—	1,824	—
Due diligence costs related to acquisition	412	—	678	—
Inventory write-off and idle facilities in conjunction with restructuring	—	730	—	1,930
Settlement of fumes cases	—	500	—	500
Adjusted EBITDA (1)	$20,428	$13,462	$89,500	$79,443
% of Sales	17.6%	11.5%	18.0%	16.3%

Other Information:
Gross Margin, as reported	$45,490	$34,521	$179,896	$157,799
% of Sales	39.3%	29.6%	36.3%	32.4%
Plus:
LIFO method charge (credit) to cost of sales	(3,405)	662	(3,347)	2,762
Severance	798	—	1,706	—
Fair value purchase accounting adjustments to inventory	—	—	—	3,344
Inventory write-off and idle facilities in conjunction with restructuring	—	730	—	1,930
Settlement of fumes cases	—	500	—	500
Adjusted Gross Margin (1)	$42,883	$36,413	$178,255	$166,335
% of Sales	37.0%	31.2%	35.9%	34.1%

(1) A non-GAAP measure